EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 5th day of June 2006, by and between The Bombay Company, Inc., a Delaware corporation (the “Company”), and David B. Stewart (the “Executive”).

RECITALS

WHEREAS, the Company is engaged, directly or indirectly, in the business of designing, sourcing and marketing home accessories, wall décor and furniture (the “Business”);

WHEREAS, the Company believes that it would benefit from the Executive’s skill, experience and background, and wishes to employ the Executive as its Chief Executive Officer;

WHEREAS, the Company expects to elect the Executive to serve as a Director of the Company at the next meeting of the Board of Directors following the Effective Date; and

WHEREAS, the parties desire by this Agreement to set forth in greater detail the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.  Employment of Executive.

(a)  General Duties. The Company hereby employs the Executive as its Chief Executive Officer, and the Executive accepts such employment, on the terms and subject to the conditions provided in this Agreement. As Chief Executive Officer, the Executive shall be directly or indirectly responsible for all operations of the Company, and every employee of the Company shall report, directly or indirectly, to the Executive. The Executive shall report solely to the Company’s Board of Directors (the “Board”) and shall devote substantially all of his professional time, efforts, attention, energy and skill to performing the duties of Chief Executive Officer of the Company. As part of these duties, the Executive may serve on the Board of Directors of subsidiaries of the Company as may be requested by the Company from time to time. Executive’s primary place of employment shall be the Company’s executive offices in Fort Worth, Texas, or such other place as such executive offices may be moved with the Executive’s advance written consent. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance by the Board in accordance with any terms and conditions of such approval, (b) engaging in educational, charitable, civic, fraternal or trade group activities or (c) investing his personal assets in the Company or other entities or business ventures, subject to any applicable legal requirements and any policies of the Company applicable to all executive personnel of the Company and members of the Board. All communications and notices that the Executive desires to give to the Board in his capacity as an officer of the Company shall be given to the non-executive Chairman or to the “Lead Director” who is designated from time to time by the entire Board.

(b)  D&O Insurance. The Company shall use reasonable best efforts to provide directors’ and officers’ liability insurance coverage for the benefit of the Executive and his estate at all times during the “Employment Term” (defined below) on the same terms and in the same amount as the Company then provides for its other directors and executive officers. Upon the expiration of the Employment Term and for a period thereafter equal to the shorter of (i) six (6) years or (ii) the expiration of the applicable statute of limitations (the “Post-Termination Coverage Period”), the Company will use reasonable best efforts to maintain directors’ and officers’ liability insurance coverage for its directors and executive officers in a manner that will continue to provide coverage for the Executive’s acts and omissions during the Employment Term. Notwithstanding the foregoing sentences of this Section 1(b), from and after the occurrence of a ‘Change of Control” (as defined below), the Company shall be obligated to use best efforts to maintain directors’ and officers’ liability insurance coverage during the Employment Term and the Post-Termination Coverage Period on terms and in amounts substantially similar to those maintained by the Company immediately prior to the Change of Control.

2.  Employment Term. Subject to the terms and conditions of this Agreement, the Executive’s term of employment under this Agreement (the “Employment Term”) shall commence on the date hereof (the “Effective Date”) and continue until June 5, 2009. Notwithstanding the foregoing, the Employment Term and the Executive’s employment hereunder may be terminated in accordance with the provisions of Section 4.

3.  Compensation. As compensation for performing the services required by this Agreement, and during the Employment Term, the Executive shall be compensated as follows:

(a)  Base Compensation. The Company shall pay to the Executive as base compensation an annual salary (“Base Compensation”) of Six Hundred Thousand Dollars ($600,000). Subject to subparagraph (b) below, the Base Compensation shall be payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes. Increases in Base Compensation, if any, shall be determined by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) based on an annual review of the Executive’s performance to be conducted after January 1 and prior to June 3 of each year during the Employment Term, subject to approval by the Board. Upon the completion of each such review, but no later than June 3 of each year, the Company shall provide the Executive with a written notice that sets forth the amount of Base Compensation to be paid to the Executive during the twelve-month period that begins on June 3 of such year.

(b)  Cash Incentive Compensation. At the end of each fiscal year of the Company during the Employment Term and subject to the conditions specified herein, the Executive shall be eligible to receive a cash bonus as incentive compensation in addition to his Base Compensation (the “Cash Incentive Compensation”). The Executive’s target Cash Incentive Compensation shall be equal to seventy-five percent (75%) of his Base Compensation for each such fiscal year and shall be determined pursuant to the Executive Performance Bonus Grid for such fiscal year. “Executive Performance Bonus Grid” means the criteria established for each fiscal year by the Compensation Committee for all executive officers of the Company that specifies the percentage of each executive’s base salary that is eligible to be paid to such executive as an incentive bonus upon the Company’s achievement of certain profitability thresholds for such fiscal year. In no event shall the amount of Cash Incentive Compensation paid to Executive for any fiscal year exceed two hundred percent (200%) of his target Cash Incentive Compensation for such year.

Payment of the Cash Incentive Compensation for each fiscal year will be made in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of the Company. For the period from the Effective Date through February 3, 2007 (the last day of the Company’s 2007 fiscal year), the target Cash Incentive Compensation shall be pro-rated at $262,500; provided, that $131,250 of such pro-rated amount (the “Fiscal 2007 Incentive Guarantee”) shall not be subject to performance goals or similar criteria.

(c)  Equity-Based Incentive Compensation. On the Effective Date, the Company will grant to the Executive options to purchase 550,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), with an exercise price per share equal to the closing sale price of a share of Common Stock as quoted on the New York Stock Exchange on such date (the “Option Award”) and a three-year vesting period. The terms and conditions relating to the Option Award are set forth in the form of stock option agreement attached hereto as Exhibit A (the “Option Award Agreement”).

(d)  Employee Benefits: Fringe Benefits. During the Employment Term, the Executive and his eligible dependents (where applicable) shall have the right to participate in each retirement, pension, insurance, health and other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are generally enjoyed by senior executive personnel of the Company; provided, however, that no policy adopted by the Company or the Board for the benefit of executives who do not have employment agreements (for example, the Bombay Executive Management Severance Policy) shall apply to the Executive in a manner that would conflict with any term in this Agreement, or expand on or increase any benefit specifically granted in this Agreement. The Executive also shall be entitled to all fringe benefits, if any, that generally are enjoyed by senior executive personnel of the Company. Regardless of whether such benefits are available to other senior executives, the Executive shall be entitled to the following benefits at the expense of the Company:

(1)  supplemental long-term disability insurance that, collectively with the Company’s other disability insurance plans, provides the Executive with an annual benefit equal to sixty percent (60%) of the Executive’s Base Compensation and target Cash Incentive Compensation in effect on the date that he becomes disabled; provided, that such coverage shall not commence until sixty (60) days after the Effective Date;

(2)  a supplemental life insurance policy that, collectively with the Company’s other life insurance policies, provides the Executive with term life insurance coverage in an amount equal to one and one-half (1.5) times his Base Compensation and target Cash Incentive Compensation in effect at any time during the Employment Term;

(3)  annual physical medical examination and evaluation the total expense of which shall not exceed $5,000 per year;

(4)  first class ticketing on all air travel for Business purposes;

(5)  a one-time reimbursement for the Executive’s actual, out-of-pocket legal fees and expenses incurred in the preparation, review and negotiation of this Agreement;

(6)  a one-time reimbursement for the reasonable, documented out-of-pocket costs incurred by the Executive in connection with relocating his primary residence from Toronto, Ontario to the Dallas/Fort Worth area, including (i) real estate commissions of up to six percent (6%) on the sale of the Executive’s current Toronto residence, (ii) packing and moving costs, (iii) up to three (3) months temporary apartment rent, utility expenses and automobile rental in the Dallas/Fort Worth area, and (iv) up to three (3) trips, with the Executive’s spouse, to the Dallas/Fort Worth area to purchase a home in that area, including airfare first class, hotel, car rental and meals; provided, that the Executive shall submit to the Company’s Lead Director, in advance, any such expense (or series of related expenses) that will exceed $10,000, and reimbursement of such expense shall be subject to the prior approval of the Lead Director (which approval shall not be withheld if such expense is reasonable and within the parameters described in this paragraph (6)). The Executive shall use his reasonable best efforts (taking into account his duties to the Company pursuant to this Agreement) to complete his move and establish a primary residence in the Dallas/Fort Worth area on or before September 1, 2006. The Company also shall pay to the Executive an additional, one-time amount equal to all federal, state, local and foreign income and employment tax liability that the Executive owes as a result of the Company’s reimbursement of the relocation and moving expenses described in this paragraph (6), to substantially the effect that the Executive shall receive the benefit of the relocation and moving expense reimbursements as if there were no federal, state, local and foreign income and employment tax for such reimbursements; and

(7)  a one-time reimbursement for the reasonable, documented out-of-pocket costs incurred by the Executive in connection with his making a reasonable number of personal trips to Canada between the Effective Date and the earlier of September 1, 2006 or the date on which the Executive actually establishes his primary residence in the Dallas/Fort Worth area, including first class ticketing on air travel.

(e)  Vacation; Sick Leave; Holidays; Leaves of Absence. The Executive shall be entitled to four (4) weeks of paid vacation leave each year on dates mutually agreed upon by the Company and the Executive. The Executive also shall be entitled to the same paid holidays provided to the other employees of the Company. In addition, the Executive may be granted leaves of absence with pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine or as required by law.

(f)  Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of his Company related duties under this Agreement, subject to the Executive’s compliance in all material respects with the Company’s reasonable policies for recording such expenses and for submitting them for reimbursement.

(g)  Taxes. Except as specifically provided for herein, the Executive shall be responsible for payment of all federal, state, and local income and employment taxes, any applicable excise taxes, and any other government assessments owing by the Executive for all benefits received pursuant to this Agreement. All payments required to be made by the Company hereunder and all other benefits provided to the Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

4.  Termination and Termination Benefits.

(a)  Termination by the Company.

(1)  For Cause. The Company may terminate the Employment Term and the Executive’s employment under this Agreement for “Cause” (as defined below) by written notice to the Executive. The Executive’s employment hereunder shall terminate immediately upon his receipt of such notice unless the Company specifies a later effective date of termination therein. In the event of such a termination, the Company shall provide the Executive (A) the Base Compensation earned but not paid to the Executive prior to the effective date of termination, (B) the benefits described in Section 3(d) through the effective date of termination, (C) a cash payment in lieu of the Executive’s accrued vacation leave provided for in Section 3(e) that is unused as of the effective date of termination, (D) reimbursement pursuant to Section 3(f) and then only for expenses incurred up to the effective date of termination and (E) any unpaid Cash Incentive Compensation for a prior fiscal year of the Company. In addition, options for Common Stock which have vested in favor of the Executive prior to the date of termination shall remain exercisable by the Executive or his estate, as applicable, in whole or in part until the earlier of (i) the date that is ninety (90) days after termination of employment (or such later date as is set forth in any applicable stock option agreement) or (ii) the last day of the original term of the option. The payments and benefits described in (A)-(E) of this paragraph shall be referred to hereinafter as the “Accrued Obligations”. Except for the foregoing Accrued Obligations, the Company shall have no further obligations or liability to the Executive under this Agreement.

For purposes of this Agreement, “Cause” means (1) the Executive’s substantial failure to perform his duties under this Agreement if not remedied in all material respects by the Executive within thirty (30) days after receipt of a written notice from the Company specifying such failure in reasonable detail, (2) fraud, misconduct or neglect by the Executive that causes or is likely to cause material harm to the Company (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (3) any failure to follow directions of the Board that are consistent with the Executive’s duties under this Agreement that results in material harm to the Company, if not remedied in all material respects by the Executive within ten (10) days after receipt of a written notice from the Board specifying such failure in reasonable detail, (4) the Executive’s conviction of, or entry of a pleading of guilty or nolo contendre to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Executive from participating in the conduct of the affairs of the Company or (5) any other breach of this Agreement by the Executive that is not remedied in all material respects within 30 days after receipt of written notice from the Company specifying such breach in reasonable detail.

(2)  Without Cause. The Company may terminate the Employment Term and the Executive’s employment under this Agreement without Cause by written notice to the Executive. The Executive’s employment hereunder shall terminate immediately upon the receipt of such notice unless the Company specifies a later effective date of termination therein. If the Company terminates the Executive’s employment without Cause, subject to Sections 4(a)(2)(D) and 4(a)(2)(E) below:

(A)  The Company shall pay the Executive, or his estate, as applicable, a base severance equal to eighteen (18) months of the Executive’s Base Compensation (as in effect on the date of such termination), payable periodically (subject to Section 9(m) below) in substantially equal installments over a twelve (12) month period immediately following such termination (the “Severance Payment Period”), provided, however, that any amounts paid on or after the first day of the seventh month of the Severance Payment Period shall be subject to offset by any earnings resulting from the Executive’s employment by another employer during such period. For purposes of clarity, any amounts payable pursuant to this paragraph during the first six months of the Severance Pay Period shall not be subject to offset by any earnings resulting from the Executive’s employment by another employer during such period. Any amounts payable pursuant to this paragraph shall be paid in accordance with the Company’s general policies and procedures for payment of compensation to senior executive personnel of the Company as implemented by the Board and subject to withholding for applicable federal, state, local and foreign taxes.

(B)  Subject to the Company’s achievement of the applicable performance objectives and at the time that the Company’s other senior executives receive their incentive bonus payments for the fiscal year in which the Executive’s employment under this Agreement was terminated, the Executive shall be eligible to receive an additional severance payment equal to the amount of the Cash Incentive Compensation, if any, that would have been paid to the Executive under the provisions of Section 3(g) hereof for the fiscal year of the Executive’s termination, prorated based on the number of days in such fiscal year during which the Executive served as the Company’s Chief Executive Officer. Such amount shall be paid to the Executive in accordance with the general policies and procedures for payment of compensation to senior executive personnel of the Company as implemented by the Board, subject to withholding for applicable federal, state, local and foreign taxes. Notwithstanding the above, the amount paid pursuant to this paragraph (B) shall be no less than the Fiscal 2007 Incentive Guarantee if such termination occurs prior to the Executive’s receipt of the Cash Incentive Compensation for the 2007 fiscal year.

(C)  The Company shall continue to provide for eighteen (18) months the same level of medical, vision and dental insurance benefits (collectively, the “Welfare Benefits”) for the Executive and the Executive’s eligible dependents in the same manner as the Company provided for them at the time of termination of the Executive’s employment.

(D)  The Company shall pay and provide the Executive the Accrued Obligations.

(E)  Contemporaneously with such termination, the unvested stock options for Common Stock and any shares of restricted stock, restricted stock units and other equity incentives previously granted to the Executive by the Company shall become vested, nonforfeitable and exercisable in accordance with the provisions, if any, concerning vesting and exercisability in any applicable plan or agreement relating to such grants. The Executive or his estate (as applicable) may continue to exercise all or any part of the vested stock options for Common Stock held immediately following termination until the earlier of (i) the date that is six (6) months thereafter (or such longer period as is set forth in any applicable stock option agreement) or (ii) the last day of the original term of the option.

(F)  Notwithstanding anything contained herein to the contrary, if the Executive materially violates and fails to timely cure the provisions of Sections 7 or 8 of this Agreement (the “Restrictive Covenants”) at any time while the Company is obligated to make severance payments or provide severance benefits under this Section 4(a), the Company may send the Executive written notice that specifies in reasonable detail the circumstances surrounding the material violation. If the Executive does not cease the activities that are materially violating the Restrictive Covenants within ten (10) days following the date of receipt of the Company’s written notice to the Executive, then, in addition to any and all other rights that the Company may have at law or in equity, the Company may permanently cancel and terminate such severance payments and benefits provided for in this Section 4(a)(2) that then remain to be paid or provided.

(G)  The Executive agrees that the Company’s obligation to pay severance pay, if any, will arise only after the Executive’s employment has terminated and only if the Executive signs and returns a general release and waiver of all claims the Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of the Employment Term and the Executive’s employment (including rights to enforce this Agreement), (ii) rights to indemnification and insurance under the Charter, By-Laws and directors and officers insurance policies maintained by the Company, and (iii) rights to which the Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company. The Executive further acknowledges and agrees that severance pay, if any, constitutes consideration for the Executive’s release of claims at the time of termination.  In the event the Executive declines to sign the release, he shall not be entitled to any severance, and the Company will have no further liability or obligation to the Executive under this Agreement or in connection with his employment or termination.

(3)  Disability. If due to illness, physical or mental disability, or other incapacity which cannot be reasonably accommodated, the Executive shall fail, for a total of any ninety (90) days or more within any period of twelve (12) consecutive months, to perform the duties required by this Agreement, the Board may terminate the Employment Term and Executive’s employment under this Agreement; provided, however, that prior to any such termination, the Company shall have given the Executive at least thirty (30) days’ advance written notice that it is terminating the Executive’s employment due to disability, and the Executive shall not have returned to full-time employment by the thirtieth (30th) day after such notice. In such event, the Company shall provide the Executive the Accrued Obligations and the Executive shall not be entitled to any other severance compensation or payments of this Agreement. The Executive or his estate, as applicable, shall have until the date that is twelve (12) months following such termination (or such later date as is set forth in any applicable stock option agreement) or, if earlier, the last day of the original term of the option, to exercise all or any part of vested stock options for Common Stock that are held by the Executive on the date of termination.

(b)  Termination by the Executive.

(1)  Resignation Without Company Breach. The Executive may voluntarily terminate the Employment Term and his employment hereunder upon ninety (90) days’ prior written notice to the Company. Such a termination shall be effective ninety (90) days after the delivery of such notice unless the Executive and the Company agree in writing to another effective date; provided, that the Company may immediately terminate the Executive’s service upon payment of the Base Compensation for any remainder of such notice period. In the event of such a termination, the Company shall pay and provide to the Executive the Accrued Obligations, and the Company shall thereafter have no further obligation or liability to the Executive under this Agreement (other than with respect to options for Common Stock which have vested in favor of the Executive prior to the date of termination, which shall remain exercisable by the Executive or his estate, as applicable, in whole or in part until the earlier of (i) the date that is ninety (90) days after termination of employment (or such later date as is set forth in any applicable stock option agreement) or (ii) the last day of the original term of the option.

(2)  Resignation Upon Company Breach. Upon the occurrence of a Company Breach (defined below), the Executive may provide the Company with a written notice that specifies in reasonable detail the circumstances surrounding the alleged Company Breach. If such Company Breach is not cured within thirty (30) days of the Company’s receipt of such notice, then the Executive may terminate his employment hereunder by written notice to the Company. The Executive’s employment hereunder shall terminate immediately upon the delivery of such termination notice unless the Executive specifies a later effective date of termination therein. Upon such termination, the Executive shall, subject to the provisions of Sections 4(a)(2)(F) and (G) hereof, be entitled to receive the payments and benefits specified in Sections 4(a)(2)(A)-(D) hereof.

For the purposes of this Agreement, “Company Breach” means: (i) a change in the Executive’s duties or responsibilities as an officer of the Company that represents a reduction of the duties or responsibilities as in effect immediately prior thereto; (ii) a change by the Board in the duties or responsibilities of other senior executive officers of the Company that have the effect of precluding the Executive from effectively performing his duties and responsibilities; (iii) a material reduction in the Executive’s Base Compensation without the Executive’s consent (other than a reduction that is proportionately comparable to reductions implemented by the Board, and approved or recommended by the Executive, for substantially all the senior executives of the Company); (iv) the Company requiring the Executive to be based at any place which either (A) is outside a fifty (50) mile radius of the Company’s Fort Worth, Texas headquarters location as in use on the date of this Agreement, except for reasonable travel on behalf of the Company or (B) increases the Executive’s commute by more than thirty-five (35) miles; (iv) the failure of the Company to nominate the Executive to serve as a director on the Board; or (v) any material breach by the Company of any provision of this Agreement. An action or inaction by the Company shall constitute a Company Breach only if the Company does not cure such alleged Company Breach within thirty (30) days after the Executive delivers written notice to the Company declaring that an action or inaction of the Company, if not so cured, will constitute a Company Breach hereunder.

(c)  Additional Effects of Termination. The Executive’s obligations and liabilities to the Company under this Agreement shall cease as of the effective date of any termination pursuant to Sections 4(a) or 4(b), except that his obligations under the Restrictive Covenants shall survive and continue following any such termination.

(d)  Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive’s death. In such event, the Executive’s estate shall be paid the Executive’s Base Compensation earned but not paid prior to the date of his death, plus any Cash Incentive Compensation earned but not paid prior to his death. In addition, upon the death of the Executive, the Company shall (A) pay and provide the Executive’s estate the Accrued Obligations and (B) continue to provide for 90 days, at the Company’s expense, the same level of health insurance benefits for the Executive’s eligible dependents as the Company provided for them at the time of the Executive’s death.

(e)  Expiration. Expiration of this Agreement in accordance with its terms on the three year anniversary shall not be, and shall not be deemed to be, a termination by the Company.

(f)  No Duty to Mitigate. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

(g)  Board Seat. Upon the termination of the Executive’s employment for any reason, if the Executive serves on the Board of the Company or any “Affiliate” (as defined below), or holds a position as an officer or committee member of the Company or any Affiliate, at the time of such termination, the Executive shall promptly resign from all such positions by delivery of written notice to such effect.

5.  Change of Control.

(a)  Definitions. For the purposes of this Agreement:

“Affiliate” shall have the meaning given in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Change of Control” shall mean any of the following:

(i)  the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally either in the election of directors of the Company or for the termination of the chief executive officer of the Company; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

(ii)  individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

(iii)  approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

“Change of Control Amount” shall mean an amount equal to two (2) times the sum of (i) the Base Compensation in effect immediately prior to a Change of Control plus (ii) the average of the Cash Incentive Compensation payment for the two (2) years prior to a Change of Control, or, if the Executive has been employed by the Company for less than two (2) years at the time of the Change of Control, (A) the amount of the Executive’s last Cash Incentive Compensation payment, if at least one such payment has been made, or (B) the target Cash Incentive Compensation for the year in which the Change of Control occurs (without regard to the second paragraph of Section 3(b)), if at least one such payment has not been made.

(b)  Change of Control Benefit. If (i) a Change of Control has occurred and (ii) within two (2) years thereafter, the Executive’s employment with the Company terminates for any reason other than (1) termination by the Company for Cause or (2) termination by the Executive for other than Company Breach, then the Company shall pay to the Executive within seven (7) days following such termination a lump sum cash payment equal to the Change of Control Amount. The receipt of such Change of Control Amount shall be in lieu of any right of payment that the Executive may have in connection with such termination of employment whether pursuant to Section 4(a)(2)(A) (whether in connection with the Executive’s termination of employment by the Company without Cause or his resignation due to Company Breach). Additionally, if the Company becomes obligated to pay the Change of Control Amount as specified herein, then (A) all unvested options for Common Stock held by the Executive shall immediately vest, and all previously vested and newly vested stock options then held by the Executive shall remain exercisable by the Executive or his estate (in whole or part) at any time and from time to time for a period of one (1) year thereafter (or, if earlier, until the last day of the original term of the option), (B) all shares of restricted stock, restricted stock units and other equity incentives shall become fully vested, nonforfeitable and immediately paid and (C) the surviving corporation (or its successor) shall continue to provide, for a period of twenty-four (24) months, the Executive (and his dependents as in effect on the date of the Change of Control) with the Welfare Benefits. Notwithstanding the foregoing provisions of this Section 5(b), if, within the six (6) month period immediately prior to the Change of Control, the Executive’s employment with the Company is terminated by the Company for any reason other than (x) termination by the Company for Cause or (y) termination by the Executive for other than Company Breach, then for purposes of this Agreement, such termination shall be deemed to have occurred immediately following a Change of Control and the Executive shall be entitled to the payments and benefits described in this Section 5(b).

6.  Certain Change of Control Benefit Adjustments. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the severance payment payable pursuant to this Agreement, at the election of the Executive, may be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) the Executive which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which the Executive could receive without being considered to have received any parachute payment (the amount of this reduction in the severance payment is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required to meet the dollar threshold described in the preceding sentence shall be made by an independent accounting firm (other than the Company’s independent accounting firm) selected by the Company and acceptable to the Executive, and such determination shall be conclusive and binding on the parties hereto.

7.  Confidential Information.

(a)  Acknowledgment. The Company shall provide the Executive with confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company’s Business operations (“Confidential Information”).

(b)  Agreement Regarding Confidentiality. The Executive will keep secret, during and after the termination of his employment, all Confidential Information and will not use or disclose Confidential Information to anyone outside of the Company other than in the course of performance of his duties under this Agreement, except that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder, and (ii) the Executive may disclose such matters (A) to his counsel to the extent reasonably related to, and in the course of, their representation of him and (B) to the extent required by applicable laws, governmental regulations or judicial or regulatory processes.

(c)  Return of Records. The Executive will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s Business that he obtained while employed by, or otherwise serving or acting on behalf of, the Company and that he may then possess or have under his control; provided that the Executive may retain a copy of his personal contact list. In the event the Executive fails to comply with his obligations under this Section 7(c), the Company shall be entitled to injunctive relief enforcing such obligations to the extent reasonably necessary to protect the Company’s interests.

8.  Noncompetition.

(a)  In exchange for the Company’s agreement to provide Confidential Information to the Executive, during the Executive’s employment under this Agreement and for a period of eighteen (18) months after the Executive’s termination, the Executive will not, without the prior written approval of a majority of the members of the Board (not including the Executive), (i) engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or stockholder of any association, group, partnership, person, corporation or other entity which is engaged in a business in the United States or Canada that (A) is located in a region of the United States or Canada in which the Company conducts its Business and (B) competes with the Business, or (ii) directly or indirectly seek, solicit or accept for employment or retention as an independent contractor any person who (X) was, at the time of the Executive’s termination of employment or during the three (3) month period prior thereto, employed by the Company or retained by the Company as an independent contractor who performed a substantial majority of his, her or its services for the Company, and (Y) had a level of seniority equivalent to at least the seniority held by a district sales manager of the Company or (iii) directly or indirectly seek, solicit or accept the business of any person, partnership, corporation, entity, association or group of any kind that was (1) a customer of the Company (other than a retail customer), (2) a supplier of a type of product sold by the Company, (3) an actively solicited prospective customer of the Company (other than a retail customer) or (4) an actively solicited prospective supplier of a type of product sold by the Company, in each case, at the time of the Executive’s termination of employment or during the six (6) month period prior thereto. As long as the Executive does not engage in any other activity prohibited by this Section 8(a), the Executive’s ownership of less than 2% of the issued and outstanding stock of any corporation whose stock is traded on an established national securities market shall not constitute an activity prohibited under this Section 8(a).

(b)  Specific Performance. If the Executive breaches or threatens to commit a breach of the provisions of Sections 7 or 8 hereof, the Company shall have the right to have such Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach (if carried out) of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Executive from any violation thereof, without the need to post any type of bond or other form of security in connection with such relief and enforcement. The rights and remedies set forth in this Section 8(b) shall be independent of all other others rights and remedies available to the Company for a breach of the Restrictive Covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity. Notwithstanding the foregoing, if the breach or threatened breach by the Executive of the Restrictive Covenants is of the type that can be cured by the Executive, the Company shall provide the Executive with ten (10) days’ prior written notice before seeking such specific performance, and the Company shall not seek such relief if the Executive, within such ten (10) day period, fully cures any such breach or delivers a sworn written affidavit to the Company stating that he will not commit such threatened breach, as applicable.

(c)  Tolling. If Executive violates any of the restrictions contained in this Section 8, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(d)  Reformation. The courts enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

9.  Miscellaneous.

(a)  Integration; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements among the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company.

(b)  Assignment. The Company may assign this Agreement to any successor by operation of law or purchaser of all or substantially all of the assets of the Company. The Company shall, following any permitted assignment, remain liable and responsible for all obligations of the Company hereunder. The Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company.

(c)  Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(d)  Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

(e)  Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof, and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action.

(f)  Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to Section 9(b) above, assigns. Any provision of this Agreement which by its terms requires performance beyond the term of this Agreement shall survive the term of this Agreement in accordance with the terms of such provision.

(g)  Time Is of the Essence. Time is of the essence for all purposes of this Agreement.

(h)  Jurisdiction; Venue; Legal Fees. Jurisdiction and venue for any action arising out of this Agreement shall be in the appropriate State or Federal courts in Tarrant County, Texas.

(i)  Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Texas. Headings and titles herein are included solely for convenience and shall not affect the interpretation of this Agreement.

(j)  Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Executive:

David B. Stewart

2855 Bloor Street W, Unit 440

Toronto, Ontario M8X3A1

Telephone: 416-233-2217

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Michael J. Segal, Esq.
Facsimile: 212-757-3990

If to the Company:

The Bombay Company, Inc.

550 Bailey Avenue

Fort Worth, Texas 76107-2111

Attn: General Counsel

Facsimile: 817-339-3739

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the next business day following the day of transmission.

(k)  Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement.

(l)  No Strict Construction. The parties hereto confirm that they have each participated in the negotiation and preparation of this Agreement and that this Agreement represents the joint agreement and understanding of the parties. The language used in this Agreement has been mutually chosen by the parties hereto, and no rule of strict construction construing ambiguities against any party hereto shall be applied.

(m)  Delay of Severance Benefits. Notwithstanding anything to the contrary contained herein, in the event any payments made upon termination of the Executive’s employment pursuant to Section 4 or Section 5 hereof are deemed to be subject to (and not otherwise exempt from) the requirements of Code Section 409A, and the Executive is deemed a “specified employee” (as defined in Code Section 409A), then, if and to the extent required to avoid tax penalties pursuant to Code Section 409A, the Executive shall not be entitled to any such payments that are subject to Code Section 409A until the first day of the seventh month following the date of his termination; provided, however, that the aggregate amount of any payments (plus interest at the prime interest rate in effect upon termination of employment) that would have otherwise been paid during such six month delay period shall be paid on the first day of the seventh month following the Executive’s termination of employment.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.

THE BOMBAY COMPANY, INC.

By:       /s/MICHAEL J. VEITENHEIMER
Name:  Michael J. Veitenheimer
Title:    Senior Vice President, Secretary
             and General Counsel
Date:    June 5, 2006

/s/ DAVID B. STEWART
David B. Stewart

EXHIBIT A

OPTION AWARD AGREEMENT